July 2, 2010

W. Thomas Amick
11229 Conley Cove Court
Raleigh, NC 27613

Re: Renewal of Interim CEO Agreement

Dear Mr. Amick:

This addendum is attached to and made part of the Agreement dated August 13, 2009, between you and Discovery Laboratories, Inc. (as it may have been previously amended, the “Agreement”).  Effective as of July 2, 2010 the parties hereby agree to modify the Agreement to reflect the revisions set forth herein.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms as set forth in the Agreement.

Section 3, Term, is hereby amended by extending the ending date from June 30, 2010 to June 30, 2011; provided, however, that the extended ending date is subject to prior termination as provided in Section 7 of the Agreement.

Except as amended herein, the remaining terms and conditions of the Agreement shall remain in full force and effect.  This addendum confirms an agreement between you and Company with respect to the subject matter hereof and is a material part of the consideration stated in the Agreement and mutual promises made in connection therewith.  Please indicate your acceptance of the terms contained herein by signing both copies of this addendum, retain one copy for your records, and forward the remaining copy to the Company.

DISCOVERY LABORATORIES, INC.

By:	/s/ David L. Lopez, Esq.
Name:	David L. Lopez, Esq.
Title:	EVP, General Counsel & Chief Compliance Officer

Accepted and Agreed to:

/s/ W. Thomas Amick
Name:	W. Thomas Amick